Exhibit 99.1

Genesee & Wyoming Reports Results for the Fourth Quarter of 2016

DARIEN, Conn.--(BUSINESS WIRE)--February 8, 2017--Genesee & Wyoming Inc. (G&W) (NYSE:GWR)

Fourth Quarter Consolidated Highlights

  Completed the acquisition of Providence and Worcester Railroad Company (P&W), a Class III regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York, on November 1, 2016.
  Completed the acquisition of Glencore Rail (NSW) Pty Limited (GRail), the third largest coal haulage business in Australia, and concurrently issued a 48.9% equity stake in G&W’s Australian subsidiary, G&W Australia Holdings LP (GWA), the holding company for all of G&W's Australian businesses, to Macquarie Infrastructure and Real Assets (MIRA) on December 1, 2016.
  Announced agreement to purchase Pentalver Transport Limited (Pentalver), a U.K. based maritime container terminal and transportation business, on December 12, 2016.
  Completed 4,000,000 share offering of Class A Common Stock at $75.00 per share on December 13, 2016. The offering increased G&W's weighted average shares outstanding in the fourth quarter by approximately 522,000 shares, which reduced G&W's diluted earnings per common share (EPS) by approximately $0.01.
  Recorded impairment and related charges of $32.0 million in U.K./Europe in the fourth quarter of 2016 in conjunction with G&W’s annual assessment of goodwill combined with previously discussed efforts to address challenges with the U.K. coal and European intermodal businesses.
  Operating revenues increased 0.3% to $516.5 million from $514.9 million, including the recognition of $10.0 million of revenues from a multi-year take-or-pay volume shortfall under a crude-by-rail contract.
  Same railroad operating revenues, excluding a $19.4 million negative impact of foreign currency depreciation, increased 1.8%, including the revenue from the take-or-pay contract.(1)
  Reported operating income decreased 43.4% to $53.6 million; Adjusted operating income increased 10.9% to $104.5 million.(2)
  Reported diluted EPS attributable to G&W decreased from $1.47 to $0.15; Adjusted diluted EPS attributable to G&W increased 1% to $0.99.(2)
    The decrease in reported diluted EPS was primarily due to a $0.52 impact from U.K./Europe impairment and related charges in the fourth quarter of 2016 and $0.28 of corporate development and related costs in the fourth quarter of 2016, primarily associated with the GRail, P&W and Pentalver transactions, as well as a $0.34 impact from the full year 2015 Short Line Tax Credit being included in the fourth quarter of 2015 and a $0.17 impact from a reduction in U.K. tax rates in the fourth quarter of 2015, partially offset by a $0.10 benefit recognized in 2016 from a multi-year take-or-pay contract.

Fourth Quarter Segment Highlights

  North America: Operating revenues from G&W's North American Operations increased 7.9% to $322.2 million from $298.6 million, primarily due to a $17.6 million increase in freight-related revenues, as well as $5.2 million of revenues from new operations. Freight-related revenues in the fourth quarter of 2016 included the recognition of $10.0 million of revenues from a multi-year take-or-pay volume shortfall under a crude-by-rail contract. Reported operating income from G&W's North American Operations increased 13.9% to $83.4 million; Adjusted operating income from G&W's North American Operations increased 18.9% to $88.1 million.(2)
  Australia: Operating revenues from G&W's Australian Operations increased 11.2% to $61.4 million from $55.2 million, primarily due to new operations. Reported operating income from G&W's Australian Operations decreased from $10.5 million to $2.8 million, primarily due to the loss of the Southern Iron Ore fixed payment and corporate development and related costs associated with the GRail transaction; Adjusted operating income from G&W's Australian Operations increased 26.4% from $11.0 million to $13.9 million.(2)
  U.K./Europe: Operating revenues from G&W's U.K./European Operations decreased 17.4% to $133.0 million from $161.0 million, or 4.5% excluding a $21.7 million impact from foreign currency depreciation, primarily due to port congestion at certain U.K. ports, as well as lower Continental Europe intermodal volumes. Reported operating loss from G&W's U.K./European Operations was $32.6 million, compared with operating income of $10.9 million last year. The operating loss in the U.K./Europe primarily resulted from impairment and related charges of $32.0 million, including $21.5 million of charges related to ERS Railways (ERS) and $10.5 million of charges related to leases of idle excess U.K. coal railcars; Adjusted operating income from G&W's U.K./European Operations decreased from $9.1 million to $2.5 million.(1)(2)

Comments on Fourth Quarter

Jack Hellmann, President and CEO of G&W, commented, “The fourth quarter of 2016 was extraordinarily active at G&W as we closed on the acquisition of GRail in Australia, we closed on the acquisition of the P&W in the United States, we signed an agreement to acquire Pentalver in the U.K., and we raised $287 million of equity to position ourselves for additional acquisition and investment opportunities. Our reported diluted EPS for the fourth quarter of 2016 were $0.15 which included expenses related to the above transactions as well as impairment and related charges in the U.K./Europe. At the same time, our adjusted diluted EPS of $0.99 included a $0.10 diluted EPS benefit from a multi-year take-or-pay contract. Excluding this benefit, our fourth quarter results were consistent with our outlook as our business performed as expected.” (2)

“In North America, a modest increase in same railroad traffic of 2% and good expense management at each of our eight operating regions resulted in 14% growth in operating income in the fourth quarter of 2016, or 5% excluding the take-or-pay contract and corporate development costs. We held the shares of the newly-acquired P&W in a voting trust for November and December and, upon receipt of Surface Transportation Board approval, the P&W came out of trust on December 31st and our integration team has completed a series of initiatives that are consistent with our acquisition plan.”(2)

“In Australia, the fourth quarter of 2016 was a transition period that included two months of 100% G&W ownership and one month of 51% G&W ownership following the December 1st formation of our partnership with MIRA and the concurrent acquisition of GRail. The transition has been smooth and our Australian operations performed as expected throughout the fourth quarter. With improving commodity prices, a record harvest in South Australia and our expanded presence in the Hunter Valley coal supply chain, our outlook for Australia is promising as we enter 2017.”

“In the U.K./Europe, our financial results continued to underperform in the fourth quarter of 2016, although we expect significant improvement as 2017 unfolds, led by the U.K. and Poland. In the fourth quarter, the efficiency of our U.K. intermodal operations suffered due to congestion and irregular shipping patterns in the ports which masked positive changes to the cost structure of our U.K. heavy haul business. Also in the fourth quarter, we recorded impairment and related charges of US$32 million, which included US$10.5 million of charges related to leases of idle U.K. coal railcars and US$21.5 million of charges related to our ERS operations in Continental Europe. For context, at the time of acquisition, ERS net assets represented approximately 1% of the Freightliner acquisition price. By discontinuing most ERS routes and dramatically shrinking the operations, we expect to bring our remaining business on the continent (port switching and maritime intermodal) back to profitability by mid-2017.”

“Meanwhile we continue to evaluate multiple acquisition and investment opportunities across G&W’s global footprint and have over $500 million of borrowing capacity under our revolving credit facility.”

Financial Results

G&W's operating revenues increased $1.7 million, or 0.3%, to $516.5 million, in the fourth quarter of 2016, compared with $514.9 million in the fourth quarter of 2015. G&W's operating income in the fourth quarter of 2016 was $53.6 million, compared with $94.6 million in the fourth quarter of 2015. G&W's adjusted operating income in the fourth quarter of 2016 was $104.5 million, compared with $94.2 million in the fourth quarter of 2015.(2)

Reported net income attributable to G&W in the fourth quarter of 2016 was $8.9 million, compared with $84.9 million in the fourth quarter of 2015. Excluding the net impact of certain items affecting comparability between periods as discussed below, adjusted net income attributable to G&W in the fourth quarter of 2016 was $58.3 million, compared with $56.8 million in the fourth quarter of 2015.(2)

Reported diluted EPS attributable to G&W in the fourth quarter of 2016 were $0.15 with 58.8 million weighted average shares outstanding, compared with reported diluted EPS in the fourth quarter of 2015 of $1.47 with 57.9 million weighted average shares outstanding. Excluding the net impact of certain items affecting comparability discussed below, adjusted diluted EPS attributable to G&W in the fourth quarter of 2016 were $0.99 with 58.8 million weighted average shares outstanding, compared with adjusted diluted EPS in the fourth quarter of 2015 of $0.98 with 57.9 million weighted average shares outstanding.(2)

Impact of GRail Acquisition on G&W Financial Presentation

In conjunction with the GRail transaction that closed on December 1, 2016, G&W issued a 48.9% equity stake in GWA to MIRA and retained a 51.1% interest. G&W continues to consolidate 100% of GWA in its financial statements and now reports a noncontrolling interest for MIRA’s 48.9% equity ownership.

Also, prior to the GRail acquisition, G&W’s Australian Operations provided freight-related services to GRail which were recorded as freight-related revenues. These freight-related services continued post acquisition, but are now eliminated in consolidation. Revenues from the GRail acquisition are now included in G&W’s consolidated freight revenues from new operations.

Items Affecting Comparability

In the fourth quarter of 2016 and 2015, G&W’s results included certain items affecting comparability between the periods that are set forth in the following table (in millions, except per share amounts).

	Income/(Loss) Before Taxes Impact	After-Tax Net Income/(Loss) Attributable to G&W Impact	Diluted EPS Attributable to G&W Impact
Three Months Ended December 31, 2016
ERS impairment and related charges	$(21.5)	$(21.5)	$(0.37)
U.K. coal railcar leases	$(10.5)	$(8.6)	$(0.15)
Corporate development and related costs	$(19.2)	$(16.2)	$(0.28)
Net loss on sale and impairment of assets	$(1.1)	$(0.8)	$(0.01)
Restructuring costs	$(1.9)	$(1.4)	$(0.02)
Write-off of debt issuance costs	$(2.2)	$(0.8)	$(0.01)

Three Months Ended December 31, 2015
Corporate development and related costs	$(1.3)	$(0.8)	$(0.01)
Net gain on sale of assets	$0.3	$0.2	$—
Freightliner acquisition/integration related costs	$(1.2)	$(0.9)	$(0.02)
Out of period benefit of final allocation of fair values to Freightliner's assets & liabilities	$2.0	$1.6	$0.03
Q1-Q3 2015 Short Line Tax Credit	$—	$19.7	$0.34
Impact of reduction in U.K. effective tax rate	$—	$9.7	$0.17
Application of full year effective tax rate to Q1 - Q3 2015 results	$—	$(1.3)	$(0.02)

In the fourth quarter of 2016, G&W’s results included U.K./Europe impairment and related charges of $32.0 million, which included $21.5 million of charges related to ERS and $10.5 million of charges related to leases of idle excess U.K. coal railcars. The fourth quarter of 2016 also included corporate development and related costs of $19.2 million, primarily related to the GRail, P&W and Pentalver transactions, write-off of debt issuance costs of $2.2 million related to the termination of Australia's term loan as a result of the entry into a new Australian credit facility in conjunction with the GRail acquisition, restructuring costs of $1.9 million and net loss on the sale and impairment of assets of $1.1 million.

In the fourth quarter of 2015, G&W finalized its allocation of fair values to assets and liabilities associated with the acquisition of Freightliner in March of 2015, which resulted in a decrease in operating expenses of $3.9 million and an increase in interest expense of $1.0 million. Of the $3.9 million decrease in operating expenses and the $1.0 million increase in interest expense recorded in the fourth quarter of 2015, $2.6 million and $0.7 million, respectively, did not relate to that period, but were included as adjustments to G&W's fourth quarter 2015 results. In the fourth quarter of 2015, G&W’s results also included corporate development and related costs of $1.3 million, Freightliner acquisition/integration costs of $1.2 million and net gain on the sale of assets of $0.3 million.

In December 2015, the U.S. Short Line Tax Credit (which had previously expired on December 31, 2014), was extended for fiscal years 2015 and 2016. In the fourth quarter of 2015, G&W recorded a full year tax benefit of $27.4 million associated with the extension of the Short Line Tax Credit, of which $19.7 million related to the first three quarters of 2015, as well as an income tax benefit of $9.7 million associated with a prospective change in U.K. tax rates enacted during the fourth quarter of 2015. In addition, net income for the fourth quarter of 2015 was reduced by $1.3 million due to the application of the full year effective income tax rate to the results of the first three quarters of 2015.

Fourth Quarter Results by Segment

Operating revenues from G&W's North American Operations increased $23.6 million, or 7.9%, to $322.2 million in the fourth quarter of 2016, compared with $298.6 million in the fourth quarter of 2015. Excluding $5.2 million of revenues from new operations, North American Operations same railroad revenues increased by $18.3 million, or 6.1%, primarily due to an increase in freight-related revenues. The increase in freight-related revenues included $10.0 million of revenue recognized in the fourth quarter of 2016 associated with a 4-year take-or-pay volume commitment contract.

North American Operations traffic increased 14,711 carloads, or 3.8%, to 402,939 carloads in the fourth quarter of 2016. Excluding 6,389 carloads from new operations, same railroad traffic increased 8,322 carloads, or 2.1%, in the fourth quarter of 2016 compared with the fourth quarter of 2015. The same railroad traffic increase was principally due to increases of 10,054 carloads of coal and coke traffic (primarily in the Midwest and Central regions), 4,146 carloads of metals traffic (primarily in the Northeast and Midwest regions), 4,000 carloads of agricultural products traffic (primarily in the Central, Mountain West and Pacific regions), partially offset by decreases of 3,843 carloads of pulp and paper traffic (primarily in the Southern, Northeast and Canada regions), 3,020 carloads of minerals and stone traffic (primarily in the Northeast and Coastal regions) and 2,918 carloads of other traffic (primarily in the Canada, Central and Southern regions). All remaining traffic decreased by a net 97 carloads.

Operating income from G&W's North American Operations in the fourth quarter of 2016 was $83.4 million, compared with $73.2 million in the fourth quarter of 2015. The operating ratio for North American Operations was 74.1% in the fourth quarter of 2016, compared with an operating ratio of 75.5% in the fourth quarter of 2015.

Operating revenues from G&W's Australian Operations increased $6.2 million, or 11.2%, to $61.4 million in the fourth quarter of 2016, compared with $55.2 million in the fourth quarter of 2015. When comparing our non-freight revenues from existing operations in the fourth quarter of 2016 to our non-freight revenues in the fourth quarter of 2015, note that the 2016 existing operations included $4.1 million of revenue for services provided to GRail for the month of December 2016, which were eliminated in G&W's consolidated freight-related revenues. Excluding a net increase of $7.0 million of revenues from new operations and a $2.3 million increase due to the impact of foreign currency appreciation, Australian Operations same railroad revenues decreased by $3.1 million, or 5.3%, primarily due to a decrease in freight-related revenues resulting from the loss of the Southern Iron fixed fee payment.(1)

Australian Operations traffic increased 36,144 carloads, or 78.2%, to 82,389 carloads in the fourth quarter of 2016. Excluding 35,203 carloads from new operations, same railroad traffic increased 941 carloads, or 2.0%, in the fourth quarter of 2016 compared with the fourth quarter of 2015.

Operating income from G&W's Australian Operations in the fourth quarter of 2016 was $2.8 million, compared with $10.5 million in the fourth quarter of 2015. The decrease in the Australian Operations operating income was primarily due to $10.7 million of corporate development and related costs in the fourth quarter of 2016 related to the GRail acquisition. The operating ratio for Australian Operations was 95.4% in the fourth quarter of 2016, compared with an operating ratio of 81.0% in the fourth quarter of 2015.

Operating revenues from G&W's U.K./European Operations decreased $28.1 million, or 17.4% to $133.0 million in the fourth quarter of 2016, compared with $161.0 million in the fourth quarter of 2015. Excluding a $21.7 million decrease due to the impact of foreign currency depreciation, operating revenues decreased $6.3 million, or 4.5%, primarily due to a decrease in Continental Europe intermodal revenues and U.K. coal revenues.(1)

U.K./European Operations traffic increased 5,562 carloads, or 2.0%, to 281,222 carloads in the fourth quarter of 2016. The traffic increase was principally due to an increase of 9,446 carloads of intermodal traffic (primarily in the U.K.), partially offset by a decrease of 4,183 carloads of coal and coke traffic (primarily in the U.K.).

Operating loss from G&W's U.K./European Operations in the fourth quarter of 2016 was $32.6 million, compared with operating income of $10.9 million in the fourth quarter of 2015. The operating loss in the U.K./Europe primarily resulted from impairment and related charges of $32.0 million, including $21.5 million of charges related to our ERS business and $10.5 million of charges related to leases of idle excess U.K. coal railcars, as well as $1.8 million of restructuring expenses and $1.3 million of corporate development expenses, primarily related to the previously announced Pentalver acquisition.

Consolidated Annual Results

2016 Segment Highlights

  North America: Operating revenues from G&W's North American Operations decreased 0.4% to $1,236.8 million from $1,241.8 million. Reported operating income from G&W's North American Operations increased 7.4% to $319.6 million; Adjusted operating income from G&W's North American Operations increased 5.2% to $327.4 million .(2)
  Australia: Operating revenues from G&W's Australian Operations decreased 8.4% to $222.6 million from $243.0 million. Reported operating income from G&W's Australian Operations decreased 91.2% to $4.8 million, primarily due to the loss of the Southern Iron Ore fixed payment and corporate development and related costs associated with the GRail transaction; Adjusted operating income from G&W's Australian Operations decreased 27.4% to $41.8 million.(2)
  U.K./Europe: Operating revenues from G&W's U.K./European Operations increased 5.1% to $542.2 million from $515.6 million, or increased 15.8% excluding a $47.3 million impact from foreign currency depreciation, primarily due to the full year of operation of Freightliner in 2016 versus nine months in 2015. Reported operating income from G&W's U.K./European Operations decreased from operating income of $31.9 million to an operating loss of $34.7 million; Adjusted operating income from G&W's U.K./European Operations decreased 84.3% to $5.1 million.(1)(2)

Reported net income attributable to G&W for the year ended December 31, 2016 was $141.1 million ($215.5 million pre-tax), compared with $225.0 million ($300.9 million pre-tax) for the year ended December 31, 2015. Excluding the impact of certain items affecting comparability listed below, adjusted net income attributable to G&W for the year ended December 31, 2016 was $212.4 million ($305.7 million adjusted pre-tax), compared with $240.7 million ($339.0 million adjusted pre-tax) for the year ended December 31, 2015.(2)

G&W’s diluted EPS for the year ended December 31, 2016 were $2.42 with 58.3 million weighted average shares outstanding, compared with diluted EPS of $3.89 with 57.8 million weighted average shares outstanding for the year ended December 31, 2015. Excluding certain items affecting comparability listed below, G&W’s adjusted diluted EPS for the year ended December 31, 2016 were $3.65 with 58.3 million weighted average shares outstanding, compared with adjusted diluted EPS of $4.16 with 57.8 million weighted average shares outstanding for the year ended December 31, 2015.(2)

G&W’s 2016 and 2015 annual results included certain items affecting comparability between the periods that are set forth in the following table (in millions, except per share amounts).

	Income/(Loss) Before Taxes Impact	After-Tax Net Income/(Loss) Attributable to G&W Impact	Diluted EPS Attributable to G&W Impact
Year Ended December 31, 2016
Corporate development and related costs	$(26.6)	$(21.4)	$(0.37)
Net loss on sale and impairment of assets	$(0.1)	$—	$—
Australia impairment and related costs	$(21.1)	$(16.8)	$(0.29)
ERS impairment and related costs	$(21.5)	$(21.5)	$(0.37)
U.K. coal railcar leases	$(10.5)	$(8.6)	$(0.15)
Restructuring costs	$(8.2)	$(6.5)	$(0.11)
Write-off of debt issuance costs	$(2.2)	$(0.8)	$(0.01)
Impact of reduction in U.K. effective tax rate	$—	$4.3	$0.07

Year Ended December 31, 2015
Corporate development and related costs	$(6.4)	$(4.3)	$(0.07)
Net gain on sale of assets	$2.3	$1.7	$0.03
Freightliner acquisition/integration related costs	$(15.3)	$(11.2)	$(0.19)
Loss on settlement of Freightliner acquisition-related foreign currency forward purchase contracts	$(18.7)	$(11.6)	$(0.20)
Impact of reduction in U.K. effective tax rate	$—	$9.7	$0.17

Free Cash Flow (2)

G&W’s free cash flow for the twelve months ended December 31, 2016 and 2015 was as follows (in millions):

	Twelve Months Ended
	2016	2015
Net cash provided by operating activities	$407.0	$475.1
Net cash used in investing activities, excluding new business investments	(1,110.5)	(1,008.6)
Net cash used for acquisitions (a)	987.3	792.2
Free cash flow before new business investments	283.8	258.7
New business investments	(24.5)	(65.6)
Free cash flow (2)	$259.3	$193.0

(a)	The 2016 period consisted primarily of net cash used for the acquisitions of GRail and P&W as well as $17.8 million in cash paid for incremental expenses related to the purchase and integration of GRail, P&W and Freightliner. The 2015 period consisted primarily of net cash used for the acquisition of Freightliner and Pinsly Arkansas as well as $33.2 million in cash paid for incremental expenses related to the purchase and integration of Freightliner.

Conference Call and Webcast Details

As previously announced, G&W’s conference call to discuss financial results for the fourth quarter of 2016 will be held on Wednesday, February 8, 2017, at 11 a.m. EST. The dial-in number for the teleconference in the U.S. is (800) 230-1059; outside the U.S. is (612) 234-9959, or the call may be accessed live over the Internet (listen only) at www.gwrr.com/investors. Management will be referring to a slide presentation that will also be available at gwrr.com/investors. The webcast will be archived at www.gwrr.com/investors until the following quarter’s earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EST on February 8, 2017 by dialing (800) 475-6701 (or outside the U.S., dial 320-365-3844). The access code is 405456.

About G&W

G&W owns or leases 122 freight railroads worldwide that are organized in 10 operating regions with approximately 7,300 employees and 3,000 customers.

  G&W's eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads, with more than 13,000 track-miles.
  G&W's Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, and in the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. As of December 1, 2016, G&W's Australia Region was 51.1% owned by G&W and 48.9% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.
  G&W's U.K./European Region is led by Freightliner, the U.K.'s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern Europe seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

From time to time, we may use our website as a channel of distribution of material company information. Financial and other material information regarding G&W is routinely posted on and accessible at www.gwrr.com/investors. In addition, you may automatically receive email alerts and other information about us by enrolling your email address in the "Email Alerts" section of www.gwrr.com/investors. The information contained on or connected to our Internet website is not deemed to be incorporated by reference in this press release or filed with the SEC.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including the following: risks related to the operation of our railroads; severe weather conditions and other natural occurrences, which could result in shutdowns, derailments, railroad network congestion or other substantial disruption of operations; customer demand and changes in our operations; exposure to the credit risk of customers and counterparties; changes in commodity prices; consummation and integration of acquisitions; economic, political and industry conditions (including employee strikes or work stoppages); retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject; increased competition in relevant markets; funding needs and financing sources, including our ability to obtain government funding for capital projects; international complexities of operations, currency fluctuations, finance, tax and decentralized management; challenges of managing rapid growth including retention and development of senior leadership; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts, and insurance coverage limits; consummation of new business opportunities; decrease in revenues and/or increase in costs and expenses; susceptibility to the risks of doing business in foreign countries; our ability to realize the expected synergies associated with acquisitions; and others including, but not limited to, those noted in our 2015 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

1. Foreign exchange impact is calculated by comparing the prior year period results translated from local currency to U.S. dollars using current period exchange rates to the prior period results in U.S. dollars as reported.

2. Adjusted operating income, adjusted net income attributable to G&W, adjusted diluted earnings per common share attributable to G&W (EPS) and free cash flow are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to their most directly comparable financial measures calculated in accordance with GAAP, is included in the tables attached to this press release.

GENESEE & WYOMING INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015 (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015
OPERATING REVENUES	$516,534	$514,853	$2,001,527	$2,000,401
OPERATING EXPENSES	462,963	420,222	1,711,915	1,616,140
OPERATING INCOME	53,571	94,631	289,612	384,261
INTEREST INCOME	280	106	1,107	481
INTEREST EXPENSE	(22,592)	(18,329)	(75,641)	(67,073)
LOSS ON SETTLEMENT OF FOREIGN CURRENCY FORWARD PURCHASE CONTRACTS	—	—	—	(18,686)
OTHER (EXPENSE)/INCOME, NET	(2,534)	1,403	413	1,948
INCOME BEFORE INCOME TAXES	28,725	77,811	215,491	300,931
(PROVISION FOR)/BENEFIT FROM INCOME TAXES	(19,832)	7,123	(74,395)	(75,894)
NET INCOME	8,893	84,934	141,096	225,037
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(41)	—	(41)	—
NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$8,934	$84,934	$141,137	$225,037
BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS	$0.15	$1.49	$2.46	$3.97
WEIGHTED AVERAGE SHARES - BASIC	57,832	56,915	57,324	56,734
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS	$0.15	$1.47	$2.42	$3.89
WEIGHTED AVERAGE SHARES - DILUTED	58,785	57,886	58,256	57,848

GENESEE & WYOMING INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2016 AND 2015 (in thousands) (unaudited)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,319	$35,941
Accounts receivable, net	363,923	382,458
Materials and supplies	43,621	45,790
Prepaid expenses and other	45,475	43,197
Total current assets	485,338	507,386
PROPERTY AND EQUIPMENT, net	4,503,319	4,215,063
GOODWILL	1,125,596	826,575
INTANGIBLE ASSETS, net	1,472,376	1,128,952
DEFERRED INCOME TAX ASSETS, net	2,671	2,270
OTHER ASSETS, net	45,658	22,836
Total assets	$7,634,958	$6,703,082
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$52,538	$75,966
Accounts payable	266,867	282,275
Accrued expenses	159,705	169,586
Total current liabilities	479,110	527,827
LONG-TERM DEBT, less current portion	2,306,915	2,205,785
DEFERRED INCOME TAX LIABILITIES, net	1,162,221	983,136
DEFERRED ITEMS - grants from outside parties	301,383	292,198
OTHER LONG-TERM LIABILITIES	198,208	174,675
TOTAL EQUITY	3,187,121	2,519,461
Total liabilities and equity	$7,634,958	$6,703,082

GENESEE & WYOMING INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015 (in thousands) (unaudited)

	Twelve Months Ended December 31,

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$141,096	$225,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205,188	188,535
Stock-based compensation	17,976	14,649
Excess tax benefits from share-based compensation	(28)	(1,477)
Deferred income taxes	33,442	40,477
Net loss/(gain) on sale and impairment of assets	32,485	(2,291)
Loss on settlement of foreign currency forward purchase contracts	—	18,686
Changes in assets and liabilities which (used) provided cash, net of effect of acquisitions:
Accounts receivable, net	(15,953)	28,905
Materials and supplies	750	(4,073)
Prepaid expenses and other	836	7,462
Accounts payable and accrued expenses	(20,468)	(39,881)
Other assets and liabilities, net	11,715	(882)
Net cash provided by operating activities	407,039	475,147
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(219,544)	(371,504)
Grant proceeds from outside parties	36,094	41,742
Cash paid for acquisitions, net of cash acquired	(969,476)	(740,237)
Net payment from settlement of foreign currency forward purchase contracts related to an acquisition	—	(18,686)
Insurance proceeds for the replacement of assets	15,201	10,394
Proceeds from disposition of property and equipment	2,691	4,018
Net cash used in investing activities	(1,135,034)	(1,074,273)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on revolving line-of-credit, long-term debt and capital lease obligations	(1,104,222)	(675,430)
Proceeds from revolving line-of-credit and long-term borrowings	1,074,516	1,261,640
Proceeds from noncontrolling interest	476,828	—
Proceeds from Class A common stock issuance	300,000	—
Stock issuance costs	(14,243)	—
Debt amendment/issuance costs	(17,731)	(9,622)
Proceeds from employee stock purchases	9,317	6,829
Excess tax benefits from share-based compensation	28	1,477
Treasury stock acquisitions	(4,541)	(3,261)
Net cash provided by financing activities	719,952	581,633
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,421	(6,293)
DECREASE IN CASH AND CASH EQUIVALENTS	(3,622)	(23,786)
CASH AND CASH EQUIVALENTS, beginning of period	35,941	59,727
CASH AND CASH EQUIVALENTS, end of period	$32,319	$35,941

GENESEE & WYOMING INC. AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL INFORMATION (dollars in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$354,563	68.7%	$348,787	67.8%	$1,371,566	68.5%	$1,400,547	70.0%
Freight-related revenues	139,693	27.0%	140,559	27.3%	536,359	26.8%	502,083	25.1%
All other revenues	22,278	4.3%	25,507	4.9%	93,602	4.7%	97,771	4.9%
Total operating revenues	$516,534	100.0%	$514,853	100.0%	$2,001,527	100.0%	$2,000,401	100.0%

Operating expenses:
Labor and benefits(a)	$157,817	30.5%	$158,878	30.8%	$633,114	31.5%	$614,967	30.7%
Equipment rents(b)	45,738	8.8%	39,680	7.7%	159,372	8.0%	149,825	7.5%
Purchased services(c)	48,921	9.5%	51,056	9.9%	198,046	9.9%	186,905	9.3%
Depreciation and amortization(d)	54,093	10.5%	49,967	9.7%	205,188	10.3%	188,535	9.4%
Diesel fuel used in train operations	34,352	6.7%	30,293	5.9%	118,203	5.9%	132,149	6.6%
Electricity used in train operations	3,451	0.7%	3,184	0.6%	13,346	0.7%	13,714	0.7%
Casualties and insurance	10,070	1.9%	12,467	2.4%	38,884	1.9%	42,494	2.1%
Materials	19,860	3.8%	24,484	4.8%	82,522	4.1%	95,248	4.9%
Trackage rights	22,685	4.4%	20,870	4.1%	87,194	4.4%	78,140	3.9%
Net loss/(gain) on sale and impairment of assets(e)	20,491	4.0%	(310)	(0.1)%	32,484	1.6%	(2,291)	(0.1)%
Restructuring costs	1,862	0.4%	—	—%	8,182	0.4%	—	—%
Other expenses(f)	43,623	8.4%	29,653	5.8%	135,380	6.8%	116,454	5.8%
Total operating expenses	$462,963	89.6%	$420,222	81.6%	$1,711,915	85.5%	$1,616,140	80.8%
Operating income	$53,571		$94,631		$289,612		$384,261
Expenditures for additions to property & equipment, net of grants from outside parties	$53,879		$85,068		$183,450		$329,762

(a)	Includes $2.4 million and $2.8 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes $2.3 million of corporate development and related costs for twelve months ended December 31, 2015. Includes $0.7 million and $0.9 million Freightliner acquisition/integration related costs for the three and twelve months ended December, 2015, respectively.
(b)	Includes $9.9 million related to leases of idle excess U.K. coal railcars for both the three and twelve months ended December 31, 2016.
(c)	Includes $0.2 million and $0.4 million Freightliner acquisition/integration related costs for the three and twelve months ended December 31, 2015, respectively.
(d)	Includes $2.6 million out of period impact of final allocation of fair values to Freightliner's assets and liabilities for the three months ended December 31, 2015.
(e)	Includes an impairment charge of $18.9 million associated with our ERS business and $0.5 million related to leasehold improvements associated with leases of idle excess U.K. coal railcars for both the three and twelve months ended December 31, 2016. Includes an impairment charge of $13.0 million associated with an Australia iron ore customer entering into voluntary administration for the twelve months ended December 31, 2016.
(f)

Includes $2.6 million write-down of accounts receivable associated with our ERS business for both the three and twelve months ended December 31, 2016. Includes the write-down of accounts receivable of $8.1 million associated with an Australia iron ore customer for the twelve months ended December 31, 2016, respectively. Includes $13.6 million and $20.5 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes $1.3 million and $2.1 million corporate development and related costs for the three and twelve months ended December 31, 2015, respectively. Includes $0.3 million and $14.0 million Freightliner acquisition/integration costs for the three and twelve months ended December 31, 2015, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES NORTH AMERICAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION (dollars in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$232,465	72.1%	$226,435	75.8%	$913,619	73.9%	$949,028	76.4%
Freight-related revenues	74,295	23.1%	56,681	19.0%	258,922	20.9%	227,154	18.3%
All other revenues	15,457	4.8%	15,532	5.2%	64,223	5.2%	65,633	5.3%
Total operating revenues	$322,217	100.0%	$298,648	100.0%	$1,236,764	100.0%	$1,241,815	100.0%

Operating expenses:
Labor and benefits(a)	$101,526	31.5%	$94,276	31.6%	$397,129	32.1%	$397,911	32.0%
Equipment rents	14,199	4.4%	14,978	5.0%	57,680	4.7%	65,918	5.3%
Purchased services(b)	15,198	4.7%	17,374	5.8%	62,369	5.0%	63,986	5.1%
Depreciation and amortization	37,129	11.5%	36,415	12.2%	147,527	11.9%	141,814	11.4%
Diesel fuel used in train operations	17,445	5.4%	15,404	5.2%	59,023	4.8%	75,630	6.1%
Casualties and insurance	8,705	2.7%	8,913	3.0%	29,103	2.4%	29,574	2.4%
Materials	11,927	3.7%	12,419	4.2%	50,095	4.0%	57,808	4.7%
Trackage rights	9,846	3.1%	5,785	1.9%	36,645	3.0%	24,601	2.0%
Net loss/(gain) on sale and impairment of assets	642	0.2%	(277)	(0.1)%	(209)	—%	(2,001)	(0.2)%
Restructuring costs	79	—%	—	—%	884	0.1%	—	—%
Other expenses(c)	22,124	6.9%	20,141	6.7%	76,967	6.2%	89,088	7.2%
Total operating expenses	$238,820	74.1%	$225,428	75.5%	$917,213	74.2%	$944,329	76.0%
Operating income	$83,397		$73,220		$319,551		$297,486
Expenditures for additions to property & equipment, net of grants from outside parties	$42,052		$61,218		$137,334		$266,548

(a)	Includes $1.7 million and $1.9 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes $0.1 million and $0.2 million Freightliner acquisition/integration related costs for the three and twelve months ended December 31, 2015, respectively.
(b)	Includes $0.2 million and $0.4 million Freightliner acquisition/integration related costs for the three and twelve months ended December 31, 2015, respectively.
(c)	Includes $2.3 million and $5.3 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes $0.6 million and $1.4 million corporate development and related costs for the three and twelve months ended December 31, 2015, respectively. Includes $0.2 million and $13.9 million of Freightliner acquisition/integration costs for the three and twelve months ended December 31, 2015, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES AUSTRALIAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION* (dollars in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$40,232	65.6%	$28,248	51.2%	$120,622	54.2%	$146,850	60.4%
Freight-related revenues	19,634	32.0%	25,373	46.0%	95,776	43.0%	87,616	36.1%
All other revenues	1,489	2.4%	1,568	2.8%	6,188	2.8%	8,486	3.5%
Total operating revenues	$61,355	100.0%	$55,189	100.0%	$222,586	100.0%	$242,952	100.0%

Operating expenses:
Labor and benefits(a)	$17,226	28.1%	$15,735	28.5%	$66,547	29.9%	$67,947	28.0%
Equipment rents	1,630	2.7%	3,009	5.5%	6,514	2.9%	12,298	5.1%
Purchased services	5,997	9.8%	3,722	6.7%	23,429	10.5%	19,560	8.0%
Depreciation and amortization	9,845	16.0%	6,654	12.1%	30,863	13.9%	27,425	11.3%
Diesel fuel used in train operations	5,701	9.3%	5,247	9.5%	19,743	8.9%	21,150	8.7%
Casualties and insurance	347	0.6%	3,035	5.5%	5,373	2.4%	8,498	3.5%
Materials	2,526	4.1%	3,510	6.4%	10,559	4.7%	11,408	4.7%
Trackage rights	2,846	4.6%	2,357	4.3%	10,047	4.5%	13,234	5.4%
Net loss/(gain) on sale and impairment of assets(b)	349	0.6%	(3)	—%	13,341	6.0%	(48)	—%
Restructuring costs	—	—%	—	—%	789	0.4%	—	—%
Other expenses(c)	12,080	19.6%	1,414	2.5%	30,571	13.7%	6,638	2.7%
Total operating expenses	$58,547	95.4%	$44,680	81.0%	$217,776	97.8%	$188,110	77.4%
Operating income	$2,808		$10,509		$4,810		$54,842
Expenditures for additions to property & equipment, net of grants from outside parties	$3,191		$11,051		$11,285		$31,179

*	Amounts shown represent 100% of our Australian Operations, which is 51.1% owned by G&W as of December 1, 2016.
(a)	Includes $0.7 million and $0.8 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes $2.3 million corporate development and related costs for the twelve months ended December 31, 2015.
(b)	Includes an impairment charge of $13.0 million associated with an iron ore customer entering into voluntary administration for the twelve months ended December 31, 2016.
(c)	Includes $10.0 million and $13.9 million corporate development and related costs for the three and twelve months ended December 31, 2016, respectively. Includes the write-down of accounts receivable of $8.1 million associated with an iron ore customer entering into voluntary administration for the twelve months ended December 31, 2016 (included as impairment and related costs). Includes $0.5 million and $0.4 million corporate development and related costs for the three and twelve months ended December 31, 2015, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES U.K./EUROPEAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION (dollars in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$81,866	61.6%	$94,104	58.5%	$337,325	62.2%	$304,669	59.1%
Freight-related revenues	45,764	34.4%	58,505	36.3%	181,661	33.5%	187,313	36.3%
All other revenues	5,332	4.0%	8,407	5.2%	23,191	4.3%	23,652	4.6%
Total operating revenues	$132,962	100.0%	$161,016	100.0%	$542,177	100.0%	$515,634	100.0%

Operating expenses:
Labor and benefits(a)	$39,065	29.4%	$48,867	30.3%	$169,438	31.3%	$149,109	28.9%
Equipment rents (b)	29,909	22.4%	21,693	13.5%	95,178	17.5%	71,609	13.9%
Purchased services	27,726	20.8%	29,960	18.6%	112,248	20.7%	103,359	20.0%
Depreciation and amortization (c)	7,119	5.4%	6,898	4.3%	26,798	4.9%	19,296	3.7%
Diesel fuel used in train operations	11,206	8.4%	9,642	6.0%	39,437	7.3%	35,369	6.9%
Electricity used in train operations	3,451	2.6%	3,184	2.0%	13,346	2.5%	13,714	2.7%
Casualties and insurance	1,018	0.8%	519	0.3%	4,408	0.8%	4,422	0.9%
Materials	5,407	4.1%	8,555	5.3%	21,868	4.0%	26,032	5.0%
Trackage rights	9,993	7.5%	12,728	7.9%	40,502	7.5%	40,305	7.8%
Net loss/(gain) on sale and impairment of assets (d)	19,500	14.7%	(30)	—%	19,352	3.6%	(242)	—%
Restructuring costs	1,783	1.3%	—	—%	6,509	1.2%	—	—%
Other expenses (e)	9,419	7.1%	8,098	5.0%	27,842	5.1%	20,728	4.0%
Total operating expenses	$165,596	124.5%	$150,114	93.2%	$576,926	106.4%	$483,701	93.8%
Operating (loss)/income	$(32,634)		$10,902		$(34,749)		$31,933
Expenditures for additions to property & equipment, net of grants from outside parties	$8,636		$12,799		$34,831		$32,035

(a)	Includes $0.2 million corporate development and related costs for the twelve months ended December 31, 2016. Includes $0.7 million Freightliner acquisition/integration related costs for both the three and twelve months ended December 31, 2015.
(b)	Includes $9.9 million related to leases of idle excess U.K. coal railcars for both the three and twelve months ended December 31, 2016.
(c)	Includes $2.6 million out of period impact of final allocation of fair values to Freightliner's assets and liabilities for the three months ended December 31, 2015.
(d)	Includes an impairment charge of $18.9 million associated with our ERS business and $0.5 million related to leasehold improvements associated with leases of idle excess U.K. coal railcars for both the three and twelve months ended December 31, 2016.
(e)	Includes $2.6 million write-down of accounts receivable associated with our ERS business for both the three and twelve months ended December 31, 2016. Includes $1.3 million corporate development and related costs for the both the three and twelve months ended December 31, 2016. Includes $0.2 million and $0.3 million corporate development and related costs for the three and twelve months ended December 31, 2015, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD COMPARISON BY COMMODITY GROUP (dollars in thousands, except average revenues per carload) (unaudited)

Three Months Ended December 31, 2016	North American Operations			Australian Operations*			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload
Agricultural Products	$31,026	57,669	$538	$4,192	10,661	$393	$1,101	1,058	$1,041	$36,319	69,388	$523
Autos & Auto Parts	4,886	8,321	587	—	—	—	—	—	—	4,886	8,321	587
Chemicals & Plastics	34,143	43,680	782	—	—	—	—	—	—	34,143	43,680	782
Coal & Coke	21,353	63,058	339	11,112	35,203	316	4,031	13,528	298	36,496	111,789	326
Food & Kindred Products	8,593	15,905	540	—	—	—	—	—	—	8,593	15,905	540
Intermodal	87	1,246	70	17,456	15,328	1,139	61,976	225,090	275	79,519	241,664	329
Lumber & Forest Products	20,496	33,450	613	—	—	—	44	158	278	20,540	33,608	611
Metallic Ores	3,741	4,814	777	5,384	4,625	1,164	60	108	556	9,185	9,547	962
Metals	25,472	34,134	746	—	—	—	—	—	—	25,472	34,134	746
Minerals & Stone	28,745	48,756	590	1,936	16,508	117	14,654	41,280	355	45,335	106,544	426
Petroleum Products	18,184	26,308	691	152	64	2,375	—	—	—	18,336	26,372	695
Pulp & Paper	25,436	39,578	643	—	—	—	—	—	—	25,436	39,578	643
Waste	5,283	11,696	452	—	—	—	—	—	—	5,283	11,696	452
Other	5,020	14,324	350	—	—	—	—	—	—	5,020	14,324	350
Totals	$232,465	402,939	$577	$40,232	82,389	$488	$81,866	281,222	$291	$354,563	766,550	$463

Three Months Ended December 31, 2015	North American Operations			Australian Operations*			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload
Agricultural Products	$28,354	53,463	$530	$4,392	10,680	$411	$248	234	$1,060	$32,994	64,377	$513
Autos & Auto Parts	3,638	6,068	600	—	—	—	—	—	—	3,638	6,068	600
Chemicals & Plastics	34,219	43,493	787	—	—	—	—	—	—	34,219	43,493	787
Coal & Coke	19,828	53,004	374	—	—	—	7,428	17,711	419	27,256	70,715	385
Food & Kindred Products	8,664	15,270	567	—	—	—	—	—	—	8,664	15,270	567
Intermodal	2	29	69	17,136	15,608	1,098	70,955	215,644	329	88,093	231,281	381
Lumber & Forest Products	20,062	34,684	578	—	—	—	—	—	—	20,062	34,684	578
Metallic Ores	4,738	6,042	784	4,538	3,308	1,372	—	—	—	9,276	9,350	992
Metals	23,963	29,683	807	—	—	—	—	—	—	23,963	29,683	807
Minerals & Stone	26,996	49,724	543	1,870	16,572	113	15,473	42,071	368	44,339	108,367	409
Petroleum Products	18,167	26,605	683	312	77	4,052	—	—	—	18,479	26,682	693
Pulp & Paper	28,108	43,206	651	—	—	—	—	—	—	28,108	43,206	651
Waste	4,688	9,957	471	—	—	—	—	—	—	4,688	9,957	471
Other	5,008	17,000	295	—	—	—	—	—	—	5,008	17,000	295
Totals	$226,435	388,228	$583	$28,248	46,245	$611	$94,104	275,660	$341	$348,787	710,133	$491

*	Australian Operations is 51.1% owned by G&W as of December 1, 2016.
**	Represents physical railcars and the estimated railcar equivalents of commodities transported by metric ton or other measure, as well as intermodal units.

GENESEE & WYOMING INC. AND SUBSIDIARIES FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD COMPARISON BY COMMODITY GROUP (dollars in thousands, except average revenues per carload) (unaudited)

Twelve Months Ended December 31, 2016	North American Operations			Australian Operations*			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload
Agricultural Products	$115,627	217,038	$533	$17,511	43,362	$404	$2,465	2,552	$966	$135,603	262,952	$516
Autos & Auto Parts	18,259	30,308	602	—	—	—	—	—	—	18,259	30,308	602
Chemicals & Plastics	137,712	175,316	786	—	—	—	—	—	—	137,712	175,316	786
Coal & Coke	74,664	221,001	338	11,112	35,203	316	14,982	40,117	373	100,758	296,321	340
Food & Kindred Products	33,549	60,874	551	—	—	—	—	—	—	33,549	60,874	551
Intermodal	99	1,382	72	66,761	59,688	1,118	262,977	904,783	291	329,837	965,853	341
Lumber & Forest Products	83,509	138,096	605	—	—	—	170	473	359	83,679	138,569	604
Metallic Ores	16,819	21,697	775	16,874	13,807	1,222	100	201	498	33,793	35,705	946
Metals	103,799	137,898	753	—	—	—	—	—	—	103,799	137,898	753
Minerals & Stone	114,185	197,849	577	7,634	64,060	119	56,631	155,890	363	178,450	417,799	427
Petroleum Products	70,519	102,718	687	730	275	2,655	—	—	—	71,249	102,993	692
Pulp & Paper	104,523	163,595	639	—	—	—	—	—	—	104,523	163,595	639
Waste	20,835	44,922	464	—	—	—	—	—	—	20,835	44,922	464
Other	19,520	61,559	317	—	—	—	—	—	—	19,520	61,559	317
Totals	$913,619	1,574,253	$580	$120,622	216,395	$557	$337,325	1,104,016	$306	$1,371,566	2,894,664	$474

Twelve Months Ended December 31, 2015	North American Operations			Australian Operations*			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload	Freight Revenues	Carloads**	Average Revenues Per Carload
Agricultural Products	$123,116	216,500	$569	$22,614	51,534	$439	$520	610	$852	$146,250	268,644	$544
Autos & Auto Parts	17,313	27,738	624	—	—	—	—	—	—	17,313	27,738	624
Chemicals & Plastics	140,400	179,002	784	—	—	—	—	—	—	140,400	179,002	784
Coal & Coke	93,541	267,258	350	—	—	—	24,026	61,144	393	117,567	328,402	358
Food & Kindred Products	34,899	61,145	571	—	—	—	—	—	—	34,899	61,145	571
Intermodal	9	107	84	71,429	61,659	1,158	227,527	692,304	329	298,965	754,070	396
Lumber & Forest Products	80,209	137,009	585	—	—	—	—	—	—	80,209	137,009	585
Metallic Ores	19,756	24,812	796	44,204	26,915	1,642	—	—	—	63,960	51,727	1,236
Metals	103,898	133,915	776	—	—	—	—	—	—	103,898	133,915	776
Minerals & Stone	116,537	209,957	555	7,306	60,490	121	52,596	133,656	394	176,439	404,103	437
Petroleum Products	67,584	102,759	658	1,297	307	4,225	—	—	—	68,881	103,066	668
Pulp & Paper	113,830	176,543	645	—	—	—	—	—	—	113,830	176,543	645
Waste	18,078	38,927	464	—	—	—	—	—	—	18,078	38,927	464
Other	19,858	68,728	289	—	—	—	—	—	—	19,858	68,728	289
Totals	$949,028	1,644,400	$577	$146,850	200,905	$731	$304,669	887,714	$343	$1,400,547	2,733,019	$512

*	Australian Operations is 51.1% owned by G&W as of December 1, 2016.
**	Represents physical railcars and the estimated railcar equivalents of commodities transported by metric ton or other measure, as well as intermodal units.

Non-GAAP Financial Measures

This earnings release contains references to adjusted operating income, adjusted net income attributable to G&W, adjusted diluted earnings per common share attributable to G&W and free cash flow, which are “non-GAAP financial measures” as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Management views these non-GAAP financial measures as important measures of G&W’s operating performance or, in the case of free cash flow, an important financial measure of how well G&W is managing its assets and a useful indicator of cash flow that may be available for discretionary use by G&W. Management also views these non-GAAP financial measures as a way to assess comparability between periods. Key limitations of the free cash flow measure include the assumptions that G&W will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.

The following tables set forth reconciliations of each of these non-GAAP financial measures to their most directly comparable GAAP measure (in millions, except percentages and per share amounts).

Reconciliations of Non-GAAP Financial Measures

Adjusted Operating Income

	Three Months Ended December 31, 2016

	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$322.2	$61.4	$133.0	$516.5
Operating expenses	238.8	58.5	165.6	463.0
Operating income/(loss)(a)	$83.4	$2.8	$(32.6)	$53.6

Operating expenses	$238.8	$58.5	$165.6	$463.0
ERS impairment and related costs	—	—	(21.5)	(21.5)
U.K. coal railcar leases	—	—	(10.5)	(10.5)
Corporate development and related costs	(4.0)	(10.7)	(1.3)	(16.0)
Net loss on sale and impairment of assets	(0.6)	(0.3)	(0.1)	(1.1)
Restructuring costs	(0.1)	—	(1.8)	(1.9)
Adjusted operating expenses	$234.1	$47.5	$130.5	$412.1

Adjusted operating income	$88.1	$13.9	$2.5	$104.5

Operating income from take-or-pay contract	$(10.0)
Adjusted operating income, excluding take-or-pay contract	$78.1

	Three Months Ended December 31, 2015

	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$298.6	$55.2	$161.0	$514.9
Operating expenses	225.4	44.7	150.1	420.2
Operating income(a)	$73.2	$10.5	$10.9	$94.6

Operating expenses	$225.4	$44.7	$150.1	$420.2
Corporate development and related costs	(0.6)	(0.5)	(0.2)	(1.3)
Net gain on sale of assets	0.3	—	—	0.3
Freightliner acquisition/integration costs	(0.5)	—	(0.7)	(1.2)
Out of period benefit of final allocation of fair values to Freightliner's assets & liabilities	—	—	2.6	2.6
Adjusted operating expenses	$224.6	$44.2	$151.9	$420.6

Adjusted operating income	$74.1	$11.0	$9.1	$94.2

	Twelve Months Ended December 31, 2016

	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$1,236.8	$222.6	$542.2	$2,001.5
Operating expenses	917.2	217.8	576.9	1,711.9
Operating income/(loss)(a)	$319.6	$4.8	$(34.7)	$289.6

Operating expenses	$917.2	$217.8	$576.9	$1,711.9
Corporate development and related costs	(7.2)	(14.7)	(1.5)	(23.3)
Australia impairment and related costs	—	(21.1)	—	(21.1)
ERS impairment and related costs	—	—	(21.5)	(21.5)
U.K. coal railcar leases	—	—	(10.5)	(10.5)
Restructuring costs	(0.9)	(0.8)	(6.5)	(8.2)
Net gain/(loss) on sale and impairment of assets	0.2	(0.3)	0.1	(0.1)
Adjusted operating expenses	$909.3	$180.8	$537.0	$1,627.2

Adjusted operating income	$327.4	$41.8	$5.1	$374.3

	Twelve Months Ended December 31, 2015

	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$1,241.8	$243.0	$515.6	$2,000.4
Operating expenses	944.3	188.1	483.7	1,616.1
Operating income(a)	$297.5	$54.8	$31.9	$384.3

Operating expenses	$944.3	$188.1	$483.7	$1,616.1
Corporate development and related costs	(1.4)	(2.7)	(0.3)	(4.4)
Freightliner acquisition/integration costs	(14.5)	—	(0.7)	(15.3)
Net gain on sale of assets	2.0	—	0.2	2.3
Adjusted operating expenses	$930.5	$185.4	$482.9	$1,598.8

Adjusted operating income	$311.3	$57.5	$32.7	$401.6

(a)	Operating income is calculated as operating revenues less operating expenses.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

Three Months Ended December 31, 2016	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS Attributable to G&W
As reported	$28.7	$(19.8)	$8.9	$0.15
Add back certain items:
ERS impairment and related charges	21.5	—	21.5	0.37
U.K. coal railcar leases	10.5	(1.9)	8.6	0.15
Corporate development and related costs	19.2	(3.0)	16.2	0.28
Net loss on sale and impairment of assets	1.1	(0.3)	0.8	0.01
Restructuring costs	1.9	(0.4)	1.4	0.02
Write-off of debt issuance costs	2.2	(0.7)	0.8	0.01
As adjusted	$85.1	$(26.1)	$58.3	$0.99

Three Months Ended December 31, 2015	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted EPS
As reported	$77.8	$7.1	$84.9	$1.47
Add back certain items:
Corporate development and related costs	1.3	(0.4)	0.8	0.01
Net gain on sale of assets	(0.3)	0.1	(0.2)	—
Freightliner acquisition/integration related costs	1.2	(0.4)	0.9	0.02
Out of period benefit of final allocation of fair values to Freightliner's assets & liabilities	(2.0)	0.4	(1.6)	(0.03)
Q1-Q3 2015 Short Line Tax Credit	—	(19.7)	(19.7)	(0.34)
Impact of reduction in U.K. effective tax rate	—	(9.7)	(9.7)	(0.17)
Application of full year effective tax rate to Q1 - Q3 2015 results	—	1.3	1.3	0.02
As adjusted	$78.1	$(21.3)	$56.8	$0.98

Twelve Months Ended December 31, 2016	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS Attributable to G&W
As reported	$215.5	$(74.4)	$141.1	$2.42
Add back certain items:
Corporate development and related costs	26.6	(5.2)	21.4	0.37
Net loss on sale and impairment of assets	0.1	—	—	—
Australia impairment and related costs	21.1	(4.4)	16.8	0.29
ERS impairment and related costs	21.5	—	21.5	0.37
U.K. coal railcar leases	10.5	(1.9)	8.6	0.15
Restructuring costs	8.2	(1.7)	6.5	0.11
Write-off of debt issuance costs	2.2	(0.7)	0.8	0.01
Impact of reduction in U.K. effective tax rate	—	(4.3)	(4.3)	(0.07)
As adjusted	$305.7	$(92.5)	$212.4	$3.65

Twelve Months Ended December 31, 2015	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted EPS
As reported	$300.9	$(75.9)	$225.0	$3.89
Add back certain items:
Corporate development and related costs	6.4	(2.2)	4.3	0.07
Freightliner acquisition/integration related costs	15.3	(4.0)	11.2	0.19
Net gain on sale of assets	(2.3)	0.6	(1.7)	(0.03)
Loss on settlement of Freightliner acquisition-related foreign currency forward purchase contracts	18.7	(7.1)	11.6	0.20
Impact of reduction in U.K. effective tax rate	—	(9.7)	(9.7)	(0.17)
As adjusted	$339.0	$(98.3)	$240.7	$4.16

Free Cash Flow

	Twelve Months Ended December 31,
	2016	2015
Net cash provided by operating activities	$407.0	$475.1
Net cash used in investing activities(a)	(1,135.0)	(1,074.3)
Net cash used for acquisitions	987.3	792.2
Free cash flow	$259.3	$193.0

(a)	The twelve months ended December 31, 2016 and 2015 included $24.5 million and $65.6 million, respectively, of new business investments.

CONTACT:
G&W Corporate Communications
Michael Williams, 1-203-202-8900
mwilliams@gwrr.com